Exhibit 99.1

For release 1/26/06, 6:00 am Pacific

Planar Announces First Quarter 2006 Financial Results

BEAVERTON, Ore. – January 26, 2006 – Planar Systems, Inc. (NASDAQ: PLNR), a worldwide leader in flat-panel display systems recorded sales of $57.1 million and net income per diluted share of $0.10, including stock based compensation expense of $0.03, in the first quarter ended December 30, 2005.

“We were pleased with our overall performance in the first quarter, especially with our Electroluminescent and Active Matrix LCD products sold into our Medical and Industrial segments, said Gerry Perkel, Planar’s President and CEO. While we initiated a process in the first quarter to evaluate our strategy going forward, I am pleased that our earnings and cash position have both improved over the past year providing a good foundation for future opportunities at Planar.”

The Medical segment of the Company recorded first quarter sales of $18.0 million, up 1 percent sequentially and down approximately 13 percent compared to the first quarter a year ago. The Company introduced several new products in the first quarter aimed at the growing market for digital imaging displays used primarily by radiologists. Specifically, the Company’s new E4c product has been very well received. The Company believes it will be the first medically certified four megapixel diagnostic color monitor available in the market. The six new products introduced at the RSNA industry trade show in November will begin shipping in the Company’s second and third quarters.

Industrial segment sales in the first quarter were $13.7 million, up 16 percent sequentially and down approximately 4 percent compared to the first quarter of 2005. The Company continued to benefit from its high margin core competency in EL technology and custom displays which are sold into a wide range of market segments including applications and environments that are more challenging for commercially available LCD displays such as temperature, shake, shock and light extremes.

Sales in the Company’s Commercial segment were $25.4 million, up 3 percent sequentially and down 10 percent versus the first quarter a year ago. “We saw stable prices in the commercial market during the first quarter, said Perkel, which coupled with improvements made in supply chain management led to better contribution from the Commercial segment in the first quarter of 2006, when compared with earlier in fiscal 2005.”

Planar’s first quarter 2006 sales outside the U.S. increased to approximately 23 percent of the total, compared to 18 percent in the fourth quarter of 2005, and 17 percent in the first quarter last year. Recent investments focused at growing the Medical and Industrial segments outside the U.S. are starting to result in improved opportunities and growth in Europe and Asia. The Company does not sell its commercial products outside North America in any significant amounts.

The Company continues to have a strong balance sheet, including the following key metrics:

•	Cash and short term investments of $72 million, an increase of $7 million from the end of the fourth quarter of 2005, with less than $1 million of long term debt

•	Strong Accounts Receivable management with Days Sales Outstanding of 31 days

•	Solid overall liquidity with a current ratio of 3.5

BUSINESS OUTLOOK

The following statements are forward looking and actual results may differ materially.

The Company’s current expectations for the second quarter, ending March 31, 2006, are for sales of $54 million to $56 million and net income per diluted share of $0.08 to $0.10, including stock based compensation expense of $0.03 to $0.04 per diluted share. The Company currently believes that the second quarter will experience some sequential improvements in its Medical and Industrial businesses offset by some softness in its Commercial segment. In addition, some increases in expenses are planned in the second quarter as the Company evaluates strategic opportunities to improve shareholder value going forward.

Results of operations and the business outlook will be discussed in a conference call today, January 26, 2006, beginning at 10:00 a.m. Pacific Time. The call can be heard via the Internet through a link on Planar’s Web site, www.planar.com, or through numerous other investor sites, and will be available for replay until February 28, 2006. The Company intends to post on its Web site a transcript of the prepared management commentary from the conference call shortly after the conclusion of the call.

ABOUT PLANAR

Planar Systems, Inc. (NASDAQ: PLNR) is a leading provider of flat-panel display hardware and software solutions for demanding medical, retailing, industrial and commercial applications. Hospitals, shopping centers, banks and businesses of all sizes depend on Planar display technology to help connect people, information and ideas. Founded in 1983, Planar is headquartered in Oregon, USA, with offices, manufacturing partners and customers worldwide. For more information, visit www.planar.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

The statements by Gerry Perkel, the statements regarding the timing of shipment of new products and the statements in the Business Outlook section above are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including: domestic and international business and economic conditions, changes in the flat-panel monitor industry, changes in customer demand or ordering patterns, changes in the competitive environment including pricing pressures or technological changes, technological advances, shortages of manufacturing capacity from our third-party manufacturing partners, risks inherent in the acquisition of businesses and technologies, final settlement of contractual liabilities, future production variables impacting excess inventory and other risk factors listed from time to time in the Company’s Securities and Exchange Commission filings. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

CONTACT:

Ryan Gray, Investor Relations Director

503-748-4136/ ryan_gray@planar.com

Planar Systems, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three months ended
	Dec. 30, 2005	Dec. 31, 2004
Sales	$57,149	$63,088
Cost of sales	42,857	49,429

Gross profit	14,292	13,659
Operating expenses:
Research and development, net	2,533	2,734
Sales and marketing	5,214	5,518
General and administrative	4,067	4,704
Amortization of intangible assets	147	648
Restructuring charges	347	—

Total operating expenses	12,308	13,604
Income from operations	1,984	55
Non-operating income (expense):
Interest, net	519	4
Foreign exchange, net	(281)	86
Other	(11)	(103)

Net non-operating income (expense)	227	(13)
Income before income taxes	2,211	42
Provision for income taxes	752	14

Net income	$1,459	$28

Basic net income per share	$0.10	$0.00
Average shares outstanding - basic	14,782	14,675
Diluted net income per share	$0.10	$0.00
Average shares outstanding - diluted	14,845	14,853

Planar Systems, Inc.

Consolidated Balance Sheets

(In thousands)

	Dec. 30, 2005	Sept. 30, 2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$58,693	$52,185
Short-term investments	13,000	13,000
Accounts receivable	19,708	22,517
Inventories	40,758	36,261
Other current assets	11,497	10,745

Total current assets	143,656	134,708
Property, plant and equipment, net	13,698	15,011
Goodwill	14,696	14,696
Intangible assets	3,723	3,871
Other assets	3,698	3,798

	$179,471	$172,084

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$23,119	$21,467
Accrued compensation	6,709	5,481
Current portion of long-term debt and capital leases	207	204
Deferred revenue	2,258	2,578
Other current liabilities	8,993	6,182

Total current liabilities	41,286	35,912
Long-term debt and capital leases, less current portion	581	644
Other long-term liabilities	4,407	4,290

Total liabilities	46,274	40,846
Shareholders’ equity:
Common stock	133,052	132,277
Retained earnings	6,365	4,906
Accumulated other comprehensive loss	(6,220)	(5,945)

Total shareholders’ equity	133,197	131,238

	$179,471	$172,084

Planar Systems, Inc.

Consolidated Statement of Cash Flows

(In thousands)

(unaudited)

	Three months ended
	Dec. 30, 2005	Dec. 31, 2004
Cash flows from operating activities:
Net income	$1,459	$28
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	1,916	2,345
Loss on investments, net	—	153
Stock based compensation	700	—
Restructuring charges	347	—
(Increase) decrease in accounts receivable	2,724	(703)
(Increase) decrease in inventories	(4,551)	5,215
Increase in other current assets	(774)	(1,165)
Increase in accounts payable	1,668	1,639
Increase in accrued compensation	955	1,706
Increase (decrease) in deferred revenue	(315)	565
Increase (decrease) in other current liabilities	2,895	(2,575)

Net cash provided by operating activities	7,024	7,208
Cash flows from investing activities:
Purchase of property, plant and equipment	(306)	(566)
(Increase) decrease in long-term assets	12	(4)

Net cash used in investing activities	(294)	(570)
Cash flows from financing activities:
Payments of long-term debt and capital lease obligations	(59)	(48)
Net proceeds from issuance of capital stock	24	426

Net cash (used in) provided by financing activities	(35)	378
Effect of exchange rate changes	(187)	1,586

Net increase in cash and cash equivalents	6,508	8,602
Cash and cash equivalents at beginning of period	52,185	30,265

Cash and cash equivalents at end of period	$58,693	$38,867